Exhibit 16.1

Baker Tilly Virchow Krause, LLP 225 S Sixth Sr, Ste 2300 Minneapolis, MN 55402-4661 tel 612 876 4500 fax 612 238 8900 bakertilly.com

March 5, 2014

Securities and Exchange Corn mission
100 F Street, N.E.
Washington, DC 2054

Commissioners:

We have read Item 4.01(a) of Form 8-K dated February 11, 2014, of DE Acquisition 2, Inc. and have the following comments:

1.	We have no basis to agree or disagree with the statements contained in item (i) or the first sentence of item (ii).
2.
As to the second sentence of item (ii) and item (vi), we were notified of the events described in these statements on February 19, 2014. We have no basis to agree or disagree that the change was approved by the registrant's board of directors.

3.	As to item (iii), our reports for each of the two most recent fiscal years contained modifications for uncertainties regarding the registrant's ability to continue as a going concern.
4.	We agree with the statements contained in item (iv)
5.	We agree there were no "reportable events" as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

Sincerely,

/s/ Baker Tilly Virchow Krause, LLP